Exhibit 99.2
Selected Portions of Preliminary Offering Memorandum of Lear Corporation
OFFERING MEMORANDUM SUMMARY
Lear Corporation
General
     Our company was founded in 1917 as American Metal Products Corporation. Through a management-led buyout in 1988, Lear established itself as a private seat assembly operation for the North American automobile market with annual sales of approximately $900 million. We completed our initial public offering in 1994, at a time when customers increasingly were seeking suppliers that could provide complete automotive interior systems on a global basis. Between 1993 and 2000, there was rapid consolidation in the automotive supplier industry, and during that time, we made 17 strategic acquisitions. These acquisitions assisted in transforming Lear from primarily a North American automotive seat assembly operation into a global tier 1 supplier of complete automotive interior systems, with capacity for full design, engineering, manufacture and delivery of the automotive interior.
     Today, we have operations in 34 countries and rank #127 among the Fortune 500 list of publicly traded U.S. companies. We are a leading global automotive supplier with 2005 net sales of $17.1 billion. Our business is focused on providing complete seat systems, electrical distribution systems and various electronic products, and we supply every major automotive manufacturer in the world. In seat systems, we believe we hold a #2 position globally based on seat units sold, in a market we estimate at $45 to $50 billion. In electrical distribution systems, we believe we hold a #3 position in North America and a #4 position in Europe based on units sold, in a global market we estimate at $15 to $20 billion.
     We have a history of growth and strong cash flow generation. Our last major acquisition, UT Automotive, Inc. (“UT Automotive”), provided us with the advantage of being able to integrate electrical distribution systems throughout the automotive interior and was completed in 1999. Between 2000 and 2004, we focused on strengthening our balance sheet and leveraging our total interior capabilities. During this period, we reduced net debt by $1.4 billion and were awarded the industry’s first ever total interior integrator program by General Motors for the 2006 Cadillac DTS and Buick Lucerne models.
     We have pursued a global strategy, aggressively expanding our operations in Europe, Central America, Africa and Asia. Since 2000, we have realized an 11% compound annual growth rate in net sales outside of North America, with 46% of our 2005 sales coming from outside of North America. Our Asian-related sales (on an aggregate basis, including both consolidated and unconsolidated sales) have grown from $800 million in 2002 to an estimated $2.5 billion in 2006. We expect additional Asian-related sales growth in 2007, led by expanding relationships with Hyundai, Nissan and Toyota.
     Our platform mix is well diversified. In 2005, our sales were comprised of the following vehicle categories: 54% cars, including 23% mid-size, 15% compact, 14% luxury/sport and 2% full-size, and 46% light truck, including 25% sport utility and 21% pickup and other light truck. We have expertise in all platform segments of the automotive market and expect to continue to win new business in line with the market trends. As an example, in North America, our revenues in the fast growing crossover segment, as a percentage of our total revenues, are in-line with the crossovers’ total share of the market.
     Since early 2005, the North American automotive market has become increasingly challenging. Higher fuel prices have led to a shift in consumer preferences away from SUVs, and our North American customers have faced increasing competition from foreign competitors. In addition, higher commodity costs (principally, steel, copper, resins and other oil-based commodities) have caused margin pressure in the sector. In response, our North American customers have reduced production levels on several of our key platforms and have taken aggressive actions to reduce costs. As a result, we experienced a significant decrease in our operating earnings in 2005 in each of our product segments. Although production volumes remain lower in 2006 on many of our key platforms, production schedules are less volatile. Our seating business has demonstrated improved operating performance in 2006.
     The negative impact of the recent industry environment has been more pronounced in our interior business. This business, which includes instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and interior trim, represented $3.1 billion of net sales in 2005. The interior segment is more capital intensive and sensitive to fluctuations in commodity prices, particularly resins. It is also characterized by overcapacity and a relatively fragmented supplier base. Further consolidation and restructuring is required to return this market segment to an appropriate profit level. When our major customers indicated an intent to focus on interior component purchases rather than total interior integration, we decided to exit this segment of the interior market and focus on the product lines for which we can provide more value. In October 2006, we completed the contribution of substantially all of our European interior business to International Automotive Components Group, LLC (“IAC”), a joint venture with WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”), in exchange for a one-third equity interest in IAC. With respect to our North American interior business, we are currently in discussions with WL Ross and Franklin to pursue a similar strategic solution. See “-Recent Developments.” We believe that with a global footprint, IAC will be well positioned to participate in a consolidation of this market segment and become a strong interior supplier.
     Within our core product segments, seating and electronic and electrical, we believe we can provide more value for our customers and that there is significant opportunity for continued growth. We are pursuing a more product line focused strategy, investing in consumer driven products and selective vertical integration. In 2005, we initiated a comprehensive restructuring strategy to align capacity with our customers as they rationalize their operations and to more aggressively expand our low cost country manufacturing and purchasing initiatives to improve our overall cost structure. We believe our commitment to customer service and quality will result in a global leadership position in each of our core product segments. We are targeting 5% annual growth in global sales, while growing our annual sales in Asia and with Asian customers by 25%. We believe these recent business improvements and initiatives, coupled with our strong platform for growth in our core seating and electronic and electrical businesses, will drive our profit margins back to historical levels.
     We conduct our business in two core product operating segments, seating and electronic and electrical, which are described in more detail below.
     Seating. Our seating business includes seat systems and the components thereof. Seating represented approximately 65% of our 2005 net sales. The seating segment consists of the manufacture, assembly and supply of vehicle seating requirements. Seat systems typically represent 30% to 40% of the total cost of an automotive interior. We are a leading producer of seat systems for automobiles and light trucks that are fully assembled and ready for installation. Seat systems are designed and engineered for specific vehicle models or platforms.
     Seat systems are designed to achieve maximum passenger comfort by adding a wide range of manual and power features, such as lumbar supports, cushion and back bolsters and leg supports. As a result of our strong product design and product technology, we are a leader in designing seats with enhanced safety and convenience features. For example, our second-generation self-aligning head restraint, the ProTecTM PLuS system, is an advancement in seat passive safety features. By integrating the head restraint with the lumbar support, the occupant’s head is supported earlier and for a longer period of time in a rear-impact collision, potentially reducing the risk of injury. We are also addressing growing customer demand for reconfigurable seats with our thin profile rear seat and stadium slide seat system.
     Electronic and Electrical. Our electronic and electrical business includes electronic products and electrical distribution systems, primarily wire harnesses and junction boxes; interior control and entertainment systems; and wireless systems. Electronic and electrical represented approximately 17% of our 2005 net sales. The migration from conventional electrical distribution systems to electronic products and electrical distribution systems is facilitating the integration of wiring and electronic products within the overall electrical architecture of a vehicle. This migration can reduce the overall system cost and weight and improve reliability and packaging by optimizing the overall system architecture and eliminating a portion of the terminals, connectors and wires normally required for a conventional electrical distribution system.
     Our integrated seat adjuster module has two dozen fewer cut circuits and five fewer connectors, weighs a half of a pound less and costs twenty percent less than a traditional separated electronic control unit and seat wiring system. In addition, our smart junction box expands the traditional junction box functionality by utilizing printed circuit board technologies and accommodates the increasing demand for additional electronic features by efficiently distributing the complex network of power requirements throughout the interior while reducing overall weight. Our solid state smart junction box uses a single printed circuit board, and solid state drivers provide system cost savings through weight reduction and provide self-resetting fuse technology to prevent circuit failures. We also intend to participate in the rapid growth in hybrid vehicles with our high voltage electrical systems, such as are in place in the Ford Escape hybrid.

Competitive Strengths
     Leading Market Position. We are one of the world’s largest automotive suppliers based on net sales. We produce and design complete automotive seat systems, electrical distribution systems and various electronic products and serve every major automotive manufacturer on a global basis.
     In seat systems, based on seat units, we believe we hold:
•	the #2 position globally, in a market we estimate at $45 to $50 billion;

•	the #2 positions in North America and Europe; and

•	the #3 position in Asia, including being the #2 producer of seat systems in the fast growing China market.
     In electrical distribution systems, based on units sold, we believe we hold:
•	the #3 position in North America; and

•	the #4 position in Europe.
     We believe our market success is a direct result of providing our customers with innovative products, on a global basis, at competitive costs with consistently high quality.
     Global Footprint and Scale. We produce our products globally, with manufacturing, technology and administrative locations in 34 countries on five continents. We serve all of the major automotive original equipment manufacturers and have product on many of the world’s best selling vehicles. We believe that our global footprint provides a competitive advantage as we are able to quickly share the latest technology and manufacturing expertise throughout our worldwide operations. Our proven experience launching new production facilities and just-in-time assembly operations around the world is invaluable to both existing customers entering new markets and locally based automakers in some of the world’s fastest growing automotive markets, such as China, India and Korea. As one of the world’s largest automotive suppliers, we are able to invest in new production techniques and spread our research and development costs efficiently by serving various customers over many different vehicle platforms and markets. A recent example is our Lear Flexible Seating Architecture, a modular system that incorporates many desired comfort and required safety features utilizing common components that can be packaged in multiple seat systems. Our global footprint and scale also provide us an advantage in procuring parts more efficiently as we are able to source products globally in large volumes.
     Low Cost Producer. We are committed to providing our customers with quality products at competitive cost levels. Unprecedented increases in raw material prices and energy costs and recent production declines by our major North American customers have had a negative impact on our financial performance over the past two years. We have taken several steps to further improve our cost structure, including restructuring actions to align our capacity with that of our customers and transferring manufacturing and sourcing to low cost countries. Some of the historical factors which have allowed us to maintain competitive costs include: balanced levels of vertical integration, low capital intensive operations, local labor agreements, lean manufacturing practices, a limited amount of legacy costs such as pension and healthcare and a significant and growing presence in low cost countries. We also have partnered with our customers to proactively reduce costs and eliminate waste by establishing Cost Technology Optimization (CTO) centers in the United States, Germany, Brazil, the Philippines and Spain. CTO centers provide a venue where our engineers can meet with customers to benchmark best-in-class vehicles and propose ideas to reduce costs throughout the entire system without compromising consumer satisfaction. This allows us to meet our customers’ price reduction expectations without negatively impacting our profitability.
     Outstanding Quality and Customer Service. We believe our commitment to excellence in customer service and quality is a competitive strength for us long-term. Our strong and growing relationships with automakers globally are the result of our consistently delivering on quality, cost and value in every important geographic market for our customers. We have consistently distinguished ourselves with our engineering capabilities and ability to meet customer needs. Over the last two years, we have supported our customers through the most extensive launch cycle in our company’s history, with over 50% of our North American sales turning over in 2005 alone with no negative effects on our quality performance. Our customer oriented approach has brought us new business wins with our traditional customer base as these customers grow in new markets, as well as business with new customers throughout the world. As a result of our relentless emphasis on quality and outstanding customer service, FORTUNE magazine recognized us as the most admired automotive supplier each year from 2003 through 2005. In November 2006, our strength in manufacturing was recognized by ASSEMBLY magazine, which named our Montgomery, Alabama seating plant that supplies seat systems for Hyundai as Assembly Plant of the Year. We were the first automotive supplier to win this award.

     Growth Opportunities. A majority of our sales growth since 2000 has been organic. This growth is partially the result of the increased sophistication of seating and electrical distribution systems and electronic features as customers are demanding more advanced features and luxury items inside their vehicles. In addition, we have been focused on geographic expansion and growth outside of our traditional customer base. We have been successful in expanding our business in the Asian and European markets, as well as with foreign automakers as they increase market share in North America. We have a strong and growing relationship with Hyundai; over the past year, we have launched new seating, electronic and electrical business to support the Sonata and Santa Fe at Hyundai’s first U.S. plant in Montgomery, Alabama. We have also won contracts to support Hyundai business in China and Europe. We recently entered into joint ventures to support Nissan launches in China, the United Kingdom and North America. The fastest growing automotive market for the last several years has been in Asia, and it is expected to continue for the foreseeable future. In Asia, we are supporting both our traditional customer base, as well as developing relationships with new automakers, including Chang’an Ford, Chery Automotive, Dongfeng Peugeot, Citroen Automobile, Honda, Hyundai, Jiangling Motor Co., Nissan, Shanghai Automotive Industry Corp., Shanghai GM, Tata Motors and Toyota. As a result of our strong customer relationships, global footprint, strategic alliances and full-service capabilities, we believe we are well positioned to continue to expand our business with Asian automotive manufacturers, both in Asia and elsewhere.
     Experienced Management Team. Our top executives have extensive experience with the Company and within the industry. Our Chairman and CEO, Robert Rossiter, has been with Lear for 35 years, and our Vice Chairman and CFO, James Vandenberghe, has been with Lear for 34 years. Rossiter and Vandenberghe were part of the executive team that took Lear private in a management buyout in 1988 and then completed an initial public offering in 1994. Our management team has also been able to successfully manage through changing environments and volatile economic cycles, retaining an intense focus on the customer as the industry has evolved over time.
Strategy
     Our principal objective is to strengthen and expand our position as a leading automotive supplier to the global automotive industry by focusing on the needs of our customers. We believe that the criteria for selection of automotive suppliers are not only cost, quality, delivery and service, but also, increasingly, worldwide presence and the ability to work collaboratively to reduce cost throughout the entire system, increase functionality and bring new consumer driven products to market.
Specific elements of our strategy include:
     Leverage Core Product Lines. In response to the recent industry trend away from total interior integration, we are taking a more product-focused approach to managing our business. We have announced our intention to exit the more commodity-like components segment of the interior business and focus on the seating and electronic and electrical segments where we can provide greater value to our customers. The opportunity to strengthen our global leadership position in these segments exists as we develop new products, continue to expand our relationships with global automakers and grow with our customers as they enter new markets globally. In addition, we see an opportunity to offer increased value to our customers and improve our product line profitability through selective vertical integration. In our seating segment, we are focused on increasing our capabilities in structural components and selected trim and foam products. In our electronic and electrical segment, we believe that building upon our junction box and terminals and connectors capabilities will allow us to provide electrical distribution systems at a lower cost.
     Invest in New Technology. Automotive manufacturers view the vehicle interior as a major selling point and are increasingly responding to the consumer demands for more interior features. Our Core Dimensions Strategy focuses our research and development efforts on innovative product solutions for the seven attributes our research indicates that consumers most value: safety, environmental, flexibility, comfort and convenience, infotainment, commonization and craftsmanship. Within seating, we provide industry-leading safety features such as ProTecTM PLuS, our second generation of self-aligning head restraints that significantly reduce whiplash injuries, and we offer numerous flexible seating configurations that meet a wide range of customer requirements. Within our electronic and electrical segment, our proprietary electrical distribution and Radio Frequency (RF) technology provides several opportunities to provide value. We participate in the wireless control systems market with products such as our two-way keyless fobs that embed features such as remote-controlled engine start, door locks, climate controls, vehicle status and location. We also offer the Intellitire®Tire Pressure Monitoring System, an industry leading safety feature, and infotainment features such as a rear seat entertainment unit. To further these efforts, we maintain six advanced technology centers and several customer-focused product engineering centers where we design, develop and test new products and analyze consumer responses to automotive interior styling and innovations.

     Enhance Existing Customer Relationships. We believe that the long-standing and strong relationships we have built with our customers allow us to act as partners in identifying business opportunities and anticipating the needs of our customers in the early stages of vehicle design. Quality continues to be a differentiating factor in the eyes of the consumer and a competitive cost factor for our customers. We are dedicated to providing customer service and maintaining an excellent reputation for providing world-class quality at competitive prices. According to the 2005 J.D. Power and Associates Seat Quality ReportTM, we have ranked as the highest-quality major seat manufacturer in the United States for the last five years. In recognition of our efforts, our facilities continue to receive awards from our customers. Recently, Toyota honored us for Superior Supplier Diversity and Excellence in Quality for 2006, and GM awarded us the “Best-In Class” Launch Execution award for the GMT900 program. We intend to maintain and improve the quality of our products and services through our ongoing “Quality First” initiatives.
     Maintain Operational Excellence. To withstand fluctuations in industry demand, we continue to be proactive by maintaining an intense focus on the efficiency of our manufacturing operations and identifying opportunities to reduce our cost structure. We manage our cost structure, in part, through ongoing continuous improvement and productivity initiatives throughout the organization, as well as initiatives to promote and enhance the sharing of technology, engineering, purchasing and capital investments across customer platforms. Our current initiatives include:
•	Restructuring Program: We initiated a $250 million comprehensive restructuring program in 2005 intended to (1) better align our manufacturing capacity with the changing needs of our customers, (2) eliminate excess capacity and lower our operating costs and (3) streamline our organization structure and reposition our business for improved long-term profitability. We have initiated the closure of 13 manufacturing facilities and six administrative/engineering facilities, with a cumulative head count reduction of over 6,000 employees. We are targeting the closure of additional manufacturing facilities. We expect to begin to realize the full benefits of this restructuring after completion of the program in 2007.

•	Common Architecture: We are taking actions to leverage our scale and expertise to develop common product architecture. Common architecture allows us to leverage our design, engineering and development costs and deliver an enhanced end product with improved quality and craftsmanship.

•	Low Cost Country Footprint: Our low-cost country strategy is designed to increase our global competitiveness from both a manufacturing and sourcing standpoint. We currently support our global operations through more than 80 manufacturing and engineering facilities located in 21 low-cost countries. We plan to continue to aggressively pursue this strategy by establishing expanded vertical integration capabilities in Mexico, Central America, Eastern Europe, Africa and Asia and leveraging our low-cost engineering capabilities with engineering centers in China, India and the Philippines. Presently, about 30% of our components come from low-cost countries, and our target is to increase this percentage to 40% by 2010.
     Expand in Asia and with Asian Automotive Manufacturers Worldwide. We believe that it is important to have a manufacturing footprint that aligns with our customers’ global presence. The Asian markets present significant growth opportunities, as all major global automotive manufacturers are expanding production in this region to meet increasing demand. We believe we are well-positioned to take advantage of China’s emerging growth as we have an extensive network of high-quality manufacturing facilities across China providing seating and electronic and electrical products to a variety of global customers for local production. We also have operations in Korea, India, Thailand and the Philippines, where we also see opportunities for significant growth. This growth has been accomplished, in part, through a series of joint ventures with our customers and/or local suppliers. We currently have 16 joint ventures throughout Asia. Additionally, we plan to continue to support the Asian automotive manufacturers as they invest and expand beyond Asia, into North America and Europe. We have recently increased our Asian related business in the United States through seating and electrical business with Hyundai, seating and flooring business with Nissan and interior business with Toyota. We have also entered into strategic alliances to support future programs with both Nissan and Hyundai globally. We intend to continue pursuing joint ventures and other alliances in order to expand our geographic and customer diversity.
Recent Developments
     European Interior Business. On October 16, 2006, we completed the contribution of substantially all of our European interior business to IAC, our joint venture with WL Ross and Franklin, in exchange for a one-third equity interest in IAC. In connection with the transaction, we entered into various ancillary agreements providing us with customary minority shareholder rights and registration rights with respect to our equity interest in IAC. Our European interior business included substantially all of our interior components business in Europe (other than Italy and one facility in France), consisting of nine manufacturing facilities in five countries supplying door panels, overhead systems, instrument panels, cockpits and interior trim to various original equipment manufacturers. IAC also owns the European interior business formerly held by Collins & Aikman Corporation. In connection with the transaction, we recognized a loss on the divestiture of approximately $29 million in the third quarter of 2006.
     North American Interior Business. As of the date of this Offering Memorandum, we are currently pursuing a joint venture with WL Ross and Franklin with respect to our North American interior business. We have a non-binding agreement in principle providing for the contribution of substantially all of the assets of our North American interior business and $25 million of cash to a newly-formed entity, International Automotive Components Group North America, LLC (“IAC North America”). In return, we would receive a 25% equity interest in IAC North America and warrants for an additional 7% equity interest in IAC North America. WL Ross and Franklin would make aggregate equity contributions of $75 million to IAC North America in exchange for the remaining equity and extend a $50 million term loan. IAC North America would assume the ordinary course liabilities of our North American interior business. Lear would retain certain pre-closing liabilities, including pension and post-retirement healthcare liabilities incurred through the closing date. Under the terms of the purchase agreement being discussed, we would agree to contribute up to an additional $40 million to IAC North America, and WL Ross and Franklin would agree to contribute up to an additional $45 million, in the event IAC North America does not meet certain financial targets in 2007.
     The North American interior business (which excludes two China joint ventures that are also expected to be part of the transaction and includes miscellaneous assets and liabilities that ultimately may be excluded from the transaction) had sales of $2.0 billion and $2.2 billion in the nine months ended September 30, 2006 and in the year ended December 31, 2005, respectively, and produced significant segment losses in these periods. The assets and liabilities of our North American interior business as of September 30, 2006, are shown below (in millions):

Current assets	$649.7
Long-term assets	501.7

Total assets	$1,151.4

Current liabilities	$472.1
Long-term liabilities	25.4

Total liabilities	$497.5

     If we are able to reach an agreement, it would result in a substantial, if not complete, write-off of the North American interior business’ net assets. We would recognize an investment in IAC North America for the related contributed cash, and we would account for this investment in IAC under the equity method of accounting.
     In connection with the transaction, we expect to enter into various ancillary agreements providing us with customary minority shareholder rights and registration rights with respect to our equity interest in IAC North America. If we reach agreement on the terms of the proposed transaction and execute a purchase agreement, the closing of the transaction would be subject to various conditions, such as the receipt of required third-party consents and other closing conditions customary for transactions of this type. No assurances can be given that negotiations with WL Ross and Franklin will continue, that we will reach an agreement with WL Ross and Franklin on the terms contemplated above, that any transaction with WL Ross and Franklin will be completed or that any transaction involving the North American interior business ultimately will be consummated.
     Icahn Stock Issuance. On November 8, 2006, we completed the sale of 8,695,653 shares of our common stock in a private placement to affiliates of and funds managed by Carl C. Icahn for a purchase price of $23 per share. We believe that the proceeds of this offering will provide us additional financial and operating flexibility and allow us to make strategic investments to further strengthen our core businesses.

SUMMARY HISTORICAL FINANCIAL DATA
     The following summary historical consolidated financial information as of and for the years ended December 31, 2005, 2004 and 2003, is derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent registered public accountants. The summary historical consolidated financial information as of and for the nine-month periods ended September 30, 2006 and October 1, 2005, is derived from our unaudited financial statements which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such periods. Our historical results are not necessarily indicative of our results of operations in future periods. Our consolidated financial statements as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, are included elsewhere in this offering memorandum.
     The information set forth below is qualified in its entirety by, and should be read in conjunction with “Offering Memorandum Summary–Lear Corporation–Recent Developments,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical financial statements and the notes thereto included elsewhere in this offering memorandum.

				As of or for the
	As of or for the Year Ended December 31,			Nine Months Ended
	2005 (1)	2004	2003	Sept. 30, 2006	Oct. 1, 2005
	(In millions, except for margins and ratios)			(unaudited)
Operating Data:
Net sales	$17,089.2	$16,960.0	$15,746.7	$13,558.4	$12,691.9
Gross profit	736.0	1,402.1	1,346.4	690.1	507.1
Selling, general and administrative expenses	630.6	633.7	573.6	493.9	484.6
Goodwill impairment charges	1,012.8	—	—	2.9	670.0
Interest expense	183.2	165.5	186.6	157.5	138.1
Other expense, net(2)	38.0	38.6	51.8	60.1	29.0

Income (loss) before provision (benefit) for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle	(1,128.6)	564.3	534.4	(24.3)	(814.6)
Provision (benefit) for income taxes	194.3	128.0	153.7	45.8	(62.2)
Minority interests in consolidated subsidiaries	7.2	16.7	8.8	9.6	5.2
Equity in net (income) loss of affiliates	51.4	(2.6)	(8.6)	(14.3)	21.3
Cumulative effect of a change in accounting principle, net of tax(3)	—	—	—	(2.9)	—

Net income (loss)	$(1,381.5)	$422.2	$380.5	$(62.5)	$(778.9)

Other Financial Data:
Depreciation and amortization	$393.4	$355.1	$321.8	$299.4	$290.9
Capital expenditures	568.4	429.0	375.6	268.5	414.3
Cash flows from operating activities	560.8	675.9	586.3	106.1	228.8
Other Financial Measures (unaudited):
EBITDA(4)	$(610.6)	$1,070.8	$1,042.6	$440.2	$(412.1)
Adjusted EBITDA(4)	663.5	1,118.5	1,068.1	506.4	438.3
Adjusted EBITDA margin	3.9%	6.6%	6.8%	3.7%	3.5%
Ratio of total debt/adjusted EBITDA	3.4	2.3	1.9	N/A	N/A
Balance Sheet Data:
Current assets	$3,846.4	$4,372.0	$3,375.4	$4,012.1	$4,162.7
Total assets	8,288.4	9,944.4	8,571.0	8,451.4	8,979.6
Current liabilities	4,106.7	4,647.9	3,582.1	4,139.6	4,297.2
Long-term debt	2,243.1	1,866.9	2,057.2	2,349.7	2,291.5
Stockholders’ equity	1,111.0	2,730.1	2,257.5	1,123.2	1,758.7

(1)	Results include the effect of $1,012.8 million of goodwill impairment charges, $82.3 million of fixed asset impairment charges,

$104.4 million of restructuring-related charges (including $15.1 million of fixed asset impairment charges), $39.2 million of litigation-related charges, $46.7 million of charges related to the divestiture and/or capital restructuring of joint ventures, $300.3 million of tax charges, consisting of a U.S. deferred tax asset valuation allowance of $255.0 million and an increase in related tax reserves of $45.3 million, and a tax benefit related to a tax law change in Poland of $17.8 million.

(2)	Includes state and local non-income taxes, foreign exchange gains and losses, discounts and expenses associated with asset-backed securitization and factoring facilities, gains and losses on the sales of assets and other miscellaneous income and expenses.

(3)	The cumulative effect of a change in accounting principle resulted from the adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share Based Payment.”

(4)	EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude special items and supplementary adjustments that we believe appropriate to reflect our ongoing operations. We believe that the supplementary adjustments are appropriate to provide additional information to investors about certain material items and other special items that we do not expect to continue at the same level in the future. However, EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of cash flows from operations for management’s discretionary use, as they do not consider certain cash requirements, such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

The supplementary adjustments we have made to EBITDA are not in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act. Accordingly, we will present adjusted EBITDA differently in filings made with the SEC than as presented in this offering memorandum, or will not present it at all.

The following table reconciles net income to EBITDA and adjusted EBITDA (in millions):

				Nine Months
				Ended
	Year Ended December 31,			September 30,	October 1,
	2005	2004	2003	2006	2005
Net income (loss)	$(1,381.5)	$422.2	$380.5	$(62.5)	$(778.9)
Interest expense	183.2	165.5	186.6	157.5	138.1
Depreciation and amortization	393.4	355.1	321.8	299.4	290.9
Provision (benefit) for income taxes	194.3	128.0	153.7	45.8	(62.2)

EBITDA	$(610.6)	$1,070.8	$1,042.6	$440.2	$(412.1)

Goodwill impairment charges	1,012.8	—	—	2.9	670.0
Restructuring charges	101.8	47.7	19.6	57.2	59.2
Fixed asset impairment charges	82.3	—	5.9	7.2	73.8
Litigation charges	30.5	—	—	—	30.5
Capital restructuring of JVs	29.8	—	—	—	—
(Gain)/loss on sale of JVs	16.9	—	—	(26.9)	16.9
Loss on IAC Europe divestiture	—	—	—	28.7	—
Cumulative effect of change in accounting principle	—	—	—	(2.9)	—

Adjusted EBITDA	$663.5	$1,118.5	$1,068.1	$506.4	$438.3

RISK FACTORS
Risks Related to Our Business
A decline in the production levels of our major customers could reduce our sales and harm our profitability.
     Demand for our products is directly related to the automotive vehicle production by our major customers. Automotive sales and production can be affected by general economic or industry conditions, labor relations issues, regulatory requirements, trade agreements and other factors. Automotive industry conditions in North America and Europe continue to be challenging. In North America, the industry is characterized by significant overcapacity, fierce competition and significant pension and healthcare liabilities for the domestic automakers. In Europe, the market structure is more fragmented with significant overcapacity, and several of our key platforms have experienced production declines.
     General Motors and Ford, our two largest customers, together accounted for approximately 44% of our net sales in 2005, excluding net sales to Saab, Volvo, Jaguar and Land Rover, which are affiliates of General Motors and Ford. Inclusive of their respective affiliates, General Motors and Ford accounted for approximately 28% and 25%, respectively, of our net sales in 2005. Automotive production by General Motors and Ford has declined between 2000 and 2005. North American production has continued to decline in 2006 for General Motors, Ford and also for DaimlerChrysler. The automotive operations of both General Motors and Ford have recently experienced significant operating losses, and both automakers are continuing to restructure their North American operations, which could have a material impact on our future operating results. While we have been aggressively seeking to expand our business in the Asian market and with Asian automotive manufacturers worldwide to offset these declines, no assurances can be given as to how successful we will be in doing so. As a result, any decline in the automotive production levels of our major customers, particularly with respect to models for which we are a significant supplier, could materially reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.
The financial distress of our major customers and within the supply base could significantly affect our operating performance.
     During 2005, General Motors and Ford lowered production levels on several of our key platforms, particularly light truck platforms, in an effort to reduce inventory levels. GM, Ford and DaimlerChrysler have continued to lower North American light truck production in 2006. In addition, these customers have experienced declining market shares in North America and are continuing to restructure their North American operations in an effort to improve profitability. The domestic automotive manufacturers are also burdened with substantial structural costs, such as pension and healthcare costs, that have impacted their profitability and labor relations. Several other global automotive manufacturers are also experiencing operating and profitability issues as well as labor concerns. In this environment, it is difficult to forecast future customer production schedules, the potential for labor disputes or the success or sustainability of any strategies undertaken by any of our major customers in response to the current industry environment. This environment may also put additional pricing pressure on their suppliers, like us, to reduce the cost of our products, which would reduce our margins. In addition, cuts in production schedules are also sometimes announced by our customers with little advance notice, making it difficult for us to respond with corresponding cost reductions. Our supply base has also been adversely affected by industry conditions. Lower production levels for our key customers and increases in certain raw material, commodity and energy costs have resulted in severe financial distress among many companies within the automotive supply base. Several large suppliers have filed for bankruptcy protection or ceased operations. Unfavorable industry conditions have also resulted in financial distress within our supply base and an increase in commercial disputes and the risk of supply disruption. In addition, the adverse industry environment has required us to provide financial support to distressed suppliers or take other measures to ensure uninterrupted production. While we have taken certain actions to mitigate these factors, we have offset only a portion of their overall impact on our operating results. The continuation or worsening of these industry conditions would adversely affect our profitability, operating results and cash flow.
The discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability.
     Although we have purchase orders from many of our customers, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular model and assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. Therefore, the discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.

Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries.
     As a result of our global presence, a significant portion of our revenues and expenses are denominated in currencies other than U.S. dollars. In addition, we have manufacturing and distribution facilities in many foreign countries, including countries in Europe, Central and South America and Asia. International operations are subject to certain risks inherent in doing business abroad, including:
•	exposure to local economic conditions;

•	expropriation and nationalization;

•	foreign exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements;

•	export and import restrictions; and

•	increases in working capital requirements related to long supply chains.
     Expanding our business in Asian markets and our business relationships with Asian automotive manufacturers worldwide are important elements of our strategy. In addition, our strategy includes expanding our European market share and expanding our manufacturing operations in lower-cost regions. As a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable. However, any such occurrences could be harmful to our business and our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.
High raw material costs may continue to have a significant adverse impact on our profitability.
     Unprecedented increases in costs of certain raw materials, principally steel, resins and certain chemicals, as well as higher energy costs, had a significant adverse impact on our operating results in 2005. Raw material, energy and commodity costs have remained high and continued to have an adverse impact on our operating results in the first nine months of 2006. While we have developed and implemented strategies to mitigate or partially offset the impact of higher raw material, energy and commodity costs, these strategies, together with commercial negotiations with our customers and suppliers, offset only a portion of the adverse impact. In addition, no assurances can be given that the magnitude and duration of these cost increases or any future cost increases will not have a larger adverse impact on our profitability and consolidated financial position than currently anticipated.
A significant labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability.
     Most of our employees and a substantial number of the employees of our largest customers and suppliers are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Virtually all of our unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. We have collective bargaining agreements covering approximately 81,500 employees globally. Within the United States and Canada, contracts covering approximately 20% of the unionized workforce are scheduled to expire during 2007. The current collective bargaining agreements of our three largest customers in the United States expire in 2007. A labor dispute involving us or any of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes. A labor dispute involving another supplier to our customers that results in a slowdown or closure of our customers’ assembly plants where our products are included in assembled vehicles could also have a material adverse effect on our business. In addition, the inability by us or any of our suppliers, our customers or our customers’ other suppliers to negotiate an extension of a collective bargaining agreement covering a large number of employees upon its expiration could reduce our sales and harm our profitability. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also be harmful to our business and our profitability.
Adverse developments affecting one or more of our major suppliers could harm our profitability.
     We obtain components and other products and services from numerous tier II automotive suppliers and other vendors throughout the world. In certain instances, it would be difficult and expensive for us to change suppliers of products and services that are critical to our business. In addition, our OEM customers designate many of our suppliers and as a result, we do not always have the flexibility or authority to change suppliers. Certain of our suppliers are financially distressed or may become financially distressed. In addition, an increasing number of our suppliers are located outside of North America or Western Europe. Any significant disruption in our supplier relationships, including certain relationships with sole-source suppliers, could harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.
The inability to complete the divestiture of our North American interior business would adversely affect our business strategy and financial position.
     We believe that, as a result of industry overcapacity, high raw material costs and insufficient pricing, our interior business segment has been unprofitable since 2005 and we have decided to exit the segment. In October 2006, we contributed substantially all of our European interior business to IAC, a joint venture with WL Ross and Franklin, in exchange for an approximate one-third equity interest in IAC. We are pursuing a similar strategic solution with respect to our North American interior business and are currently in discussions with WL Ross and Franklin to contribute substantially all of our North American interior business assets and $25 million in cash for a 25% equity interest in IAC North America. If we are unable to reach an agreement, it would result in a substantial, if not complete write-off of the North American interior business’ net assets. No assurance can be given that negotiations with WL Ross and Franklin will continue, that we will reach an agreement with WL Ross and Franklin on the terms contemplated above, that any transaction with WL Ross and Franklin will be completed or that any transaction involving the North American interior business ultimately will be consummated. If we are unable to reach an agreement on terms substantially similar to those described above or at all, our North American business strategy and ability to improve our financial position going forward may be negatively impacted.
A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could harm our profitability.
     In the event that our products fail to perform as expected and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. In addition, we are a party to warranty-sharing and other agreements with our customers related to our products. These customers may seek contribution or indemnification from us for all or a portion of the costs associated with product liability and warranty claims, recalls or other corrective actions involving our products. These types of claims could significantly harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes offered hereby.
We are involved from time to time in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.
     We are involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with our suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters. No assurances can be given that such proceedings and claims will not have a material adverse impact on our profitability and consolidated financial position. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”